Exhibit 10.1

Timber Pharmaceuticals, Inc.

110 Allen Road, Suite 401

Basking Ridge, NJ 07920

July 27, 2022

TardiMed Sciences LLC

Attn: Mr. Michael Derby

303 South Broadway, Suite 215

Tarrytown, NY 10591

Re:Letter Agreement

Dear Mr. Derby:

This letter agreement (this “Agreement”) is entered into in connection with the redemption rights under the Series A Preferred Stock (“Preferred Stock”) of Timber Pharmaceuticals, Inc. (the “Company”).  The parties acknowledge and agree as follows: (1) that TardiMed Sciences LLC (the “Holder”) is the holder of 1,819 shares of Preferred Stock, representing all of the outstanding shares of the Company’s Preferred Stock held by Holder, (2) that in or about the latter part of  2020, the Holder became entitled to redeem the shares of Preferred Stock, (3) Holder does not dispute Company’s determination that a redemption of the Preferred Stock at this time would not be in the best interests of the Company or its shareholders, and (4) the Holder owns approximately 3,109,067 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) received as consideration for the Company’s May 2020 merger transaction. Accordingly, the parties agree to the following terms:

1.The Holder will exchange its shares of Preferred Stock plus accrued dividends for a pre-funded warrant (the “Warrant”), in the form attached hereto as Exhibit A, to purchase 9,054,1321 shares of Common Stock (as subject to adjustment per the terms of the Warrant, the “Warant Shares”) at an exercise price of $0.0001 per share. The Warrant shall be exerciseable as follows: (i) twenty percent (20%) of the initial balance of the Warrant Shares shall be exercisable immediately upon issuance; and (ii) beginning on September 30, 2022 and at the end of each subsequent calendar quarter, upon the written request of the Holder (each, a “Request”), the Company will allow an additional twenty percent (20%) of the initial balance of the Warrant Shares to be exercisable by the Holder; provided, that, the Warrant shall not be exercisable to the extent that it would cause the number of Warrant Shares then held by the Holder to exceed twenty percent (20%) of the initial balance of the Warrant Shares in any calendar quarter; provided further, that, the Holder will disclose the current balance of the Warrant Shares in writing to the Company in connection with each Request for purposes of calculating the foregoing exercise limitations. The Holder covenants and agrees that (i) it will fully comply with the Securities Act of 1933, as amended (the “Act”), in effecting any transfers of the Common Stock; and (ii) the Warrant Shares will remain in the Holder’s account at the Company’s transfer agent, Computershare Trust Company, N.A. (the “Transfer Agent”), until sold or otherwise transferred pursuant to Rule 144 of the Act.

2.The Holder covenants and agrees that, if so requested by the Company or the underwriter or placement agent in connection with a public offering of the Company’s securities registered under the Act, the Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Warrant Shares without the prior written consent of the Company or such underwriter or placement agent, as

1 The number of shares underlying the pre-funded warrant to be calculated based on the amount due to redeem the Preferred Stock divided by the last closing price of the Company’s common stock prior to the date this Agreement is executed.

the case may be, for ninety (90) days from the effective date of the registration statement or consummation of such public offering, and Holder will execute an agreement reflecting the foregoing as may be requested by the Company or such underwriter or placement agent at the time of such offering; provided, that, each the Company’s directors and executive officers shall also be subject to the same lock-up restrictions. Company shall provide Holder with prompt written notice of any restrictions that are triggered by this provision and Holder shall have no obligations until and unless Holder is so notified by Company in writing. As of the date of this Agreement, Company is not aware of any such restriction.

3. The parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the holding period of the Warrant being issued may tack on to the holding period of the Preferred Shares being exchanged.  The parties further acknowledge and agree that the holding period for any Warrant Shares obtained via “cashless exercise” (as described in the Warrant) commenced upon the issuance of the Preferred Shares. The parties acknowledge and agree that for purposes of Rule 144, Holder is not currently an “Affiliate” of the Company.  Accordingly, so long as Holder remains a non-affiliate of the Company, any such Warrant Shares may be immediately sold pursuant to Rule 144 upon cashless exercise of the Warrant, subject to the requirement for the Company to be in compliance with Rule 144(c)(1). The Company shall cause its counsel to issue a legal opinion to the Company's transfer agent promptly if required by the Company's transfer agent to effect the removal of the legend from the Warrant Shares.  Company agrees not to take any position contrary to this Section 3.

4.The Holder on behalf of itself, its predecessors, successors, affiliates, principals and assigns, hereby fully and irrevocably releases and discharges the Company together with its predecessors, successors, affiliates, and assigns, and its past, present, and future officers, directors, attorneys, agents, employees, and any person acting by, through, under, or in concert with them from any and all claims, rights, demands, actions, suits, causes of action, liabilities, obligations, damages, and costs of any nature whatsoever, known or unknown, contingent or definitive, direct or indirect, conditional or unconditional, that the Holder had, has, or may have against the Company or the other released parties, in any way arising from or related to the Preferred Stock.

5.This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

6.The Holder represents and warrants that it is the sole record and beneficial owner of the Preferred Stock, and that it has not assigned nor transferred any interest or rights in the Preferred Stock to any other person or entity. The Holder further acknowledges that it is responsible for filing any documents required under Rule 144 of the Act or Sections 13 or 16 of the Securities and Exchange Act of 1934, as amended, with the Commission.

7.      This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic transmission (including email) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile transmission or other electronic transmission (including email) shall be deemed to be their original signatures for all purposes.

Sincerely,

TIMBER PHARMACEUTICALS, INC.

By: /s/ John Koconis

Name: John Koconis

Title:Chief Executive Officer

AGREED TO AND ACCEPTED:

TARDIMED SCIENCES LLC

By: /s/ Michael Derby

Name: Michael Derby

Title:Managing Member

Date: July 27, 2022

Exhibit A

Form of Pre-Funded Warrant